Exhibit 99.1
      200 Connell Drive
Berkeley Heights, NJ 07922
Genta Incorporated Announces Third Quarter 2008 Financial Results
and Corporate Highlights
BERKELEY HEIGHTS, NJ – November 6, 2008 – Genta Incorporated (OTCBB: GNTA.OB) today announced financial results for the quarter ended September 30, 2008. The Company recorded significant milestones in the third quarter, including the following:
•	AGENDA Phase 3 trial of Genasense in melanoma passes futility analysis; enrollment completion expected in First Quarter 2009

•	FDA targets December 3, 2008 for decision on Genasense®/CLL NDA

•	Tesetaxel regulatory applications completed enabling clinical trials
“We are continuing our dialog with FDA on the Genasense® NDA in CLL and look forward to news regarding a decision later this quarter,” said Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer. “Patient accrual into AGENDA, our randomized Phase 3 trial of Genasense in advanced melanoma, is proceeding well, and we anticipate completing enrollment in the 1st quarter of 2009. The recent evaluation of AGENDA by the independent Data Monitoring Committee for both safety and futility has allowed the trial to progress to completion. For tesetaxel, we have now completed the regulatory filings needed to resume clinical trials. This new agent, which we believe is the leading oral taxane currently in clinical development, may offer substantial benefit to patients, along with significant revenue and partnering potential for our Company. We remain focused on creating the financial structures that will enable us to leverage these portfolio opportunities.”
Recent highlights include the following:
Genasense in Chronic Lymphocytic Leukemia (CLL): In July 2009, the Food and Drug Administration (FDA) notified the Company that the amendment to its New Drug Application (NDA) for the use of Genasense plus chemotherapy in patients with relapsed/refractory CLL had been accepted for review. This submission was based primarily on new information from the Company’s completed, randomized Phase 3 trial that showed, among other findings, a significant increase in overall survival for patients who achieved a complete or partial response when treated with Genasense plus chemotherapy compared with patients treated with chemotherapy alone. FDA has assigned a Prescription Drug User Fee Act (PDUFA) goal date of December 3, 2008 to this application.

Genasense in Melanoma: Genta is currently enrolling patients with advanced melanoma in a Phase 3 trial of Genasense plus chemotherapy, known as AGENDA. AGENDA is a randomized, double-blind, placebo-controlled trial that is intended to support global registration of Genasense for patients with advanced melanoma.  The study is designed to confirm certain safety and efficacy results from Genta’s prior randomized trial of Genasense combined with dacarbazine in 300 patients identified by a biomarker who have not previously received chemotherapy.  During the third quarter, an independent Data Monitoring Board reviewed information from this study and communicated to the Company that the trial passed a planned analysis for futility and enrollment should continue to intended completion. The Company currently expects to complete enrollment in the first quarter of 2009.
Tesetaxel: In recent regulatory activity, Genta has submitted amendments to both the Investigational New Drug (IND) applications and to the Drug Master File (DMF). Acceptance of these amendments should allow the Company to resume clinical trials with tesetaxel. Tesetaxel, a leading oral taxane, was developed to avoid serious effects associated with other taxanes (such as paclitaxel [Taxol®; Bristol Myers Squibb] and docetaxel [Taxotere®; sanofi aventis]), including severe infusion reactions, peripheral nerve damage, and drug resistance. More than 250 patients have received tesetaxel, and completed Phase 2a studies have demonstrated anticancer activity in patients with advanced gastric cancer and advanced breast cancer. If further studies document efficacy and safety, tesetaxel may offer substantial opportunities to improve convenience, safety, and activity for patients who are currently receiving conventional taxanes. The Company expects to announce its clinical development plans and timelines for tesetaxel in the near future.
Financial Information
In June 2008, the Company entered into a convertible note transaction (described below). That transaction required that the Company seek stockholder approval to increase the number of authorized shares of common stock. While such approval was obtained in October 2008, for prior periods, including the third-quarter results that are being reported today, the Company has been required to mark-to-market the liabilities for the conversion feature of its notes and a warrant issued as part of the transaction. These liabilities change with the price of Genta’s common stock, and these fluctuations have caused us to report positive net income for the third quarter of 2008.
The Company reported net income of $212.6 million, or $5.78 per basic share, and $0.10 per diluted share for the third quarter of 2008, compared with a net loss of $7.7 million, or $(0.25) per share, for the third quarter of 2007. The calculation of diluted earnings per share includes the assumption that all outstanding instruments potentially convertible into shares of common stock are converted, including the impact of converting $20 million of convertible notes into 2 billion shares of common stock and the warrant into 40 million shares of common stock. For the nine months ended September 30, 2008, the Company reported a net loss of $535.4 million, or $(14.97) per share, compared with a net loss of $21.6 million, or $(0.74) per share, for the nine months ended September 30, 2007.

Net product sales of Ganite for the third quarter and nine months ended September 30, 2008 of $0.1 million and $0.4 million, respectively, were virtually unchanged from the comparison periods one year ago.
Research and development expenses were $5.3 million for the third quarter of 2008, compared with $4.8 million for third quarter of 2007. This increase was primarily due to higher expenses from the AGENDA clinical trial, partially offset by lower payroll costs, resulting from lower headcount. The Company reduced its workforce to conserve cash in both April 2008 and in May 2008. Research and development expenses were $16.1 million for the nine months ended September 30, 2008, compared with $12.2 million for the nine months ended September 30, 2007. This increase was primarily due to the recognition in March 2008 of $2.5 million for license payments on tesetaxel and higher expenses from the AGENDA clinical trial, partially offset by lower payroll costs.
Selling, general and administrative expenses for the three and nine months ended September 30, 2008 were $2.3 million and $8.5 million, respectively, compared with $4.1 million and $12.9 million for their comparison periods. The reductions are primarily due to our efforts at lowering administrative expenses, lower office rent and lower payroll costs.
In May 2008, to reduce its ongoing expenses, the Company reduced its office space. The Company’s landlord received a termination payment of $1.3 million, comprised of security deposits, and will receive a future payment of $2.0 million upon the earlier of July 1, 2009 or Genta’s receipt of at least $5.0 million from a business development transaction. This agreement resulted in an incremental $3.3 million in expenses for the nine months ended September 30, 2008.
In the fourth quarter of 2006, the Company recorded an expense of $5.3 million that provided for the issuance of 2.0 million shares of Genta common stock, for a settlement in principle of class action litigation. This liability was marked to market until the date that the settlement became final, June 27, 2008. The fluctuation in the price of Genta’s common stock resulted in income of $0.8 million in the third quarter of 2007, and income of $0.3 million for the nine months ended September 30, 2008, compared with $2.6 million for the nine months ended September 30, 2007.
On June 5, 2008, the Company entered into a securities purchase agreement with certain institutional and accredited investors to place up to $40.0 million of senior secured convertible notes. On June 9, 2008, the Company placed $20.0 million of such notes in the initial closing. The notes bear interest at an annual rate of 15% payable at quarterly intervals in stock or cash at the Company’s option, and are convertible into shares of Genta common stock at a conversion rate of 100,000 shares of common stock for every $1,000.00 of principal. The Company incurred a financing fee of $1.2 million, and in addition, issued a warrant to its financial advisor to purchase 40,000,000 shares of common stock at an exercise price of $0.02 per share.

On the date that the convertible notes were issued, there were an insufficient number of authorized shares of common stock in order to permit exercise of all of the issued convertible notes. In accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” when there are insufficient authorized shares, the conversion obligation for the convertible notes is classified as a liability measured at fair value on the balance sheet. On June 9, 2008, based on a Black-Scholes valuation model that included a closing price of Genta’s common stock of $0.20 per share, a fair value of the conversion feature of $380.0 million was calculated, and that amount that exceeded the proceeds of the $20.0 million initial closing, $360.0 million, was expensed. The Company recorded an initial discount of $20.0 million equal to the face value of the notes.
Similarly, the warrant was treated as a liability, and was recorded at a fair value of $7.6 million based upon the Black-Scholes valuation model and a closing price of Genta’s common stock of $0.20 per share. The $20 million in initial discount on the convertible note, the $7.6 million recorded upon the issuance of the warrant and the $1.2 million financing fee are being amortized over the two-year life of the note, resulting in amortization of deferred financing costs of $3.6 million and $4.4 million, respectively, for the three and nine months ended September 30, 2008.
On June 30, 2008, both the conversion feature liability and warrant liability were valued based upon a Black-Scholes valuation model that included a closing price of our common stock of $0.38 per share. On September 30, 2008, the conversion feature liability and the warrant liability were valued based on a Black-Scholes valuation model that included a closing price of Genta’s common stock of $0.27 per share, resulting in income of $220.0 million and $4.4 million, respectively, for the third quarter of 2008 and expense of $500.0 million and $2.8 million, respectively, for the nine months ended September 30, 2008.
The conversion feature liability and the warrant liability will be re-measured and credited to permanent equity as of October 6, 2008, the date on which the Company’s stockholders approved an amendment to Genta’s Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance.
Net other expense was $0.7 million and $0.8 million, respectively, for the three and nine months ended September 30, 2008, compared to net other income of $0.2 million and $0.7 million, respectively, for the three and nine months ended September 30, 2007. This difference was due to accrued interest on the recently issued convertible notes and from lower investment income, resulting from lower investment balances.
At September 30, 2008, Genta had cash, cash equivalents and marketable securities totaling $8.7 million compared with $7.8 million at December 31, 2007. During the first nine months of 2008, cash used in operating activities was $22.0 million compared with $23.7 million for the same period in 2007. The Company estimates that its average net cash outflow will be less than $2.5 million per month for the remainder of 2008.

Conference Call and Webcast
Genta management will host a conference call and live audio webcast to discuss these financial results and corporate activities on Thursday, November 6, 2008, at 8:00 am EST. Participants can access the live call by dialing (877) 634-8606 (U.S. and Canada) or (973) 200-3973 (International). The access code for the live call is Genta Incorporated. The call will also be webcast live at http://www.genta.com/investorrelation/events.html.  For investors unable to participate in the live call, a replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S. and Canada) and (706) 645-9291 (International); conference ID number is 70101499.
About Genta
Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.
Safe Harbor
This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact. The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-

looking statements. The Company does not undertake to update any forward-looking statements. Factors that could affect actual results include, without limitation, risks associated with:
•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

•	the safety and efficacy of the Company’s products or product candidates;

•	the Company’s assessment of its clinical trials;

•	the commencement and completion of clinical trials;

•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;

•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights;

•	the impact of litigation that has been brought against the Company; and

•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.
SOURCE: Genta Incorporated
CONTACT:
Genta Investor Relations
info@genta.com

Genta Incorporated
Selected Condensed Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
Product sales — net	$115	$115	$363	$314
Cost of goods sold	26	20	79	68

Gross margin	89	95	284	246

Operating expenses:
Research and development	5,255	4,763	16,146	12,244
Selling, general and administrative	2,308	4,083	8,534	12,870
Settlement of office lease obligation	—	—	3,307	—
Reduction in liability for settlement of litigation	—	(800)	(340)	(2,600)

Total operating expenses	7,563	8,046	27,647	22,514

Amortization of deferred financing costs and debt discount	(3,600)	—	(4,441)	—
Fair value — conversion feature liability	220,000	—	(500,000)	—
Fair value — warrant liability	4,400	—	(2,800)	—
All other income/(expense), net	(713)	219	(804)	697

Net income/(loss)	$212,613	$(7,732)	$(535,408)	$(21,571)

Net income/(loss) per basic share	$5.78	$(0.25)	$(14.97)	$(0.74)

Net income/(loss) per diluted share	$0.10	$(0.25)	$(14.97)	$(0.74)

Shares used in computing net income/(loss) per basic share	36,756	30,621	35,763	29,284

Shares used in computing net income/(loss) per diluted share	2,076,191	30,621	35,763	29,284

Selected Condensed Consolidated Balance Sheet Data

	September 30
	2008	December 31
	Unaudited	2007
Cash, cash equivalents and marketable securities	$8,715	$7,813
Working (deficit)/capital	(3,377)	877
Total assets	35,113	29,293
Total stockholders’ (deficit)/equity	(529,197)	2,931